Exhibit 99.1

Multi-Color Corporation Announces Record Core EPS at $0.93 for September Quarter

CINCINNATI, OHIO, November 7, 2014 – Multi-Color Corporation (NASDAQ: LABL) today announced second quarter fiscal 2015 results.

“Our September quarter shows improved organic revenue growth and operating efficiencies, both contributing to better earnings. We see these improvements as broadly based and sustainable. We are now focused on further organic revenue and earnings growth potential for next fiscal year, as well as acquisition opportunities,” said Nigel Vinecombe, President and CEO of Multi-Color Corporation.

Second quarter highlights:

•	Net revenues increased 21% to $213.0 million from $176.6 million compared to the prior year quarter. Net revenues increased 16% or $28.0 million due to acquisitions occurring after the beginning of fiscal 2014, 4% due to higher sales volumes led by North America and Europe, and 1% due to pricing sales/mix.

•	Gross profit increased $12.6 million or 38% compared to the prior year quarter. Gross margins increased to 22% of sales revenues primarily due to improved operating efficiencies in North America and South America and a strong contribution from acquisitions occurring after the beginning of fiscal 2014, which contributed $6.9 million to the increase.

•	Selling, general and administrative (SG&A) expenses increased $2.6 million or 19% compared to the prior year quarter. Acquisitions occurring after the beginning of fiscal 2014 contributed $1.9 million to the increase. Core SG&A, as a percent of sales, was 7.5% for the current year quarter compared to 7.4% in the prior year quarter. Non-core items included in SG&A expenses in fiscal 2015 consisted of $0.1 million of acquisition expenses. Non-core items included in SG&A expenses in fiscal 2014 consisted of $0.3 million of acquisition expenses and $0.1 million of costs related to integration expenses for the plant acquired from the Labelmakers Wine Division during fiscal 2014.

•	In November 2014, the Company announced plans to consolidate its manufacturing facilities located in Norway, Michigan and Watertown, Wisconsin into its other existing facilities. The transition will begin immediately with final plant closures expected within the next several months. In connection with the closures of the Norway and Watertown facilities, the Company recorded a $5.2 million non-cash charge related to asset impairments in the current quarter and expects to record a charge in the range of $2.3 to $2.8 million in the third quarter of fiscal 2015, primarily for employee severance and other termination benefits. During the quarter, the Company also recorded $0.1 million in severance expenses related to the fiscal 2014 closure of the Company’s plant in El Dorado Hills, California.

•	During the quarter, the Company finalized the fiscal 2014 impairment estimate for the Latin America Wine & Spirit reporting unit and recorded an additional non-cash goodwill impairment charge of $1 million primarily in relation to an increase in the value of net assets following the completion of external valuations.

•	Operating income increased 19% to $23.9 million from $20.1 million in the prior year quarter. Core operating income increased $9.8 million or 48% compared to the prior year quarter. Operating income increased primarily due to improved operating efficiencies in North America and South America and recent acquisitions, partially offset by non-core expenses. Acquisitions occurring after the beginning of fiscal 2014 contributed $5 million of increased operating income.

•	Interest expense increased $0.6 million or 10% compared to the prior year quarter. The increase is primarily due to an increase in debt borrowings to finance fiscal 2014 acquisitions. The Company had $459.8 million of debt at September 30, 2014 compared to $428.7 million at September 30, 2013.

•	The effective tax rate increased to 38% in the current year quarter from 34% in the prior year quarter. The effective tax rate on core net income was 37% in the current year quarter compared to 33% in the prior year quarter. The Company expects its annual effective tax rate to be approximately 35% in fiscal 2015.

•	Diluted earnings per share (EPS) increased 16% to $0.67 cents per diluted share from $0.58 cents in the prior year quarter. Excluding the impact of the non-core items noted below, core EPS increased 52% to $0.93 cents per diluted share from $0.61 cents in the prior year quarter.

•	Net income increased to $11.3 million from $9.6 million in the prior year quarter. Core net income increased to $15.5 million from $10.1 million in the prior year quarter, primarily due to improved operating efficiencies in North America and South America and a strong contribution from acquisitions occurring after the beginning of fiscal 2014.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the three months ended September 30, 2014 and 2013.

	Three Months Ended
	09/30/14 (in 000’s)	Diluted EPS	09/30/13 (in 000’s)	Diluted EPS
Net income and diluted EPS, as reported	$11,262	$0.67	$9,618	$0.58
Integration expenses, net	—	—	149	0.01
Acquisition expenses, net	89	0.01	347	0.02
Facility closure expenses, net	3,233	0.19	—	—
Goodwill impairment loss, net	951	0.06	—	—

Core net income and diluted EPS, (Non-GAAP)	$15,535	$0.93	$10,114	$0.61

Refer to the tables in Exhibit B for a reconciliation of adjustments made to operating income, EBITDA, SG&A expenses and other (income) expense, between reported GAAP and Non-GAAP results.

Year-to-date highlights:

•	Net revenues increased 21% to $416.2 million from $343.5 million compared to the six months ended September 30, 2013. Net revenues increased 18% or $60.4 million due to acquisitions occurring after the beginning of fiscal 2014 and 4% due to higher sales volumes. Foreign exchange rates led to a decrease of 1% in revenues compared to the six months ended September 30, 2013.

•	Gross profit increased $25.0 million or 39% compared to the six months ended September 30, 2013. Gross margins increased to 21% of sales revenues primarily due to improved operating efficiencies in North America and South America and a strong contribution from acquisitions occurring after the beginning of fiscal 2014. Acquisitions occurring after the beginning of fiscal 2014 contributed $14.1 million to the increase.

•

Selling, general and administrative (SG&A) expenses increased $4.9 million compared to the six months ended September 30, 2013. Acquisitions occurring after the beginning of fiscal 2014 contributed $4.3 million to the increase. Core SG&A, as a percent of sales, was 7.8% compared to 7.6% in the prior year. Non-core items included in SG&A expenses in the six months ended

September 30, 2014 consisted of $0.3 million of acquisition expenses. Non-core items included in SG&A expenses in the six months ended September 30, 2013 consisted of $0.7 million of acquisition expenses related to fiscal 2014 acquisitions and $1.1 million of costs related to integration expenses for the plant acquired from the Labelmakers Wine Division during fiscal 2014.

•	Operating income increased 38% to $50.0 million from $36.2 million in the six months ended September 30, 2013. Core operating income increased 49% to $56.6 million from $38.0 million. Acquisitions occurring after the beginning of fiscal 2014 contributed $9.8 million of increased operating income. Non-core items in fiscal 2015 primarily relate to acquisition expenses of $0.3 million, facility closure expenses of $5.4 million and a goodwill impairment loss of $1 million in fiscal 2015 related to finalization of the 2014 estimate for the Latin America Wine & Spirit reporting unit.

•	Interest expense increased $1.1 million or 11% compared to the six months ended September 30, 2013. The increase is primarily due to an increase in debt borrowings to finance fiscal 2014 acquisitions.

•	The effective tax rate was 36% for the six months ended September 30, 2014 compared to 35% in the six months ended September 30, 2013. The effective tax rate on core net income was 35% for the six months ended September 30, 2014, compared to 34% for the prior year period.

•	Diluted earnings per share (EPS) increased 50% to $1.47 cents per diluted share from $0.98 cents in the six months ended September 30, 2013. Excluding the impact of the non-core items noted below, core EPS increased 60% to $1.74 cents per diluted share from $1.09 cents in the six months ended September 30, 2013.

•	Net income increased to $24.6 million from $16.3 million in the six months ended September 30, 2013. Core net income increased to $29.1 million from $18.0 million in the prior year period, primarily due to improved operating efficiencies in North America and South America and a strong contribution from acquisitions occurring after the beginning of fiscal 2014.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the six months ended September 30, 2014 and 2013.

	Six Months Ended
	09/30/14 (in 000’s)	Diluted EPS	09/30/13 (in 000’s)	Diluted EPS
Net income and diluted EPS, as reported	$24,562	$1.47	$16,290	$0.98
Integration expenses, net	—	—	781	0.05
Acquisition expenses, net	280	0.02	662	0.04
Loss on currency repatriation, net	—	—	312	0.02
Facility closure expenses, net*	3,275	0.19	—	—
Goodwill impairment loss, net	951	0.06	—	—
Release of reserve uncertain tax positions, net	—	—	—	—

Core net income and diluted EPS, (Non-GAAP)	$29,068	$1.74	$18,045	$1.09

*	Six months ended September 30, 2014 includes $42 incurred in the three months ended June 30, 2014

Fiscal Year 2015 Second Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on November 7, 2014 at 10:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please call 888-713-4209 (participant code 76758270) or for international access, please call 617-213-4863 (participant code 76758270) by 9:45 a.m. (ET). A replay of the conference call will be available at 12:00 p.m. (ET) on November 7, 2014 through 11:59 p.m. (ET) on November 15, 2014 by calling 888-286-8010 (participant code 83822991) or internationally, by calling 617-801-6888 (participant code 83822991). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at http://www.mcclabel.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at:

https://www.theconferencingservice.com/prereg/key.process?key=P84NRMHEH. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Such forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation: factors discussed in conjunction with a forward-looking statement; changes in global economic and business conditions; changes in business strategy or plans; raw material cost pressures; availability of raw materials; availability to pass raw material cost increases to its customers; interruption of business operations; changes in, or the failure to comply with, government regulations, legal proceedings and developments; acceptance of new product offerings, services and technologies; new developments in packaging; ability to effectively manage our growth and execute our long-term strategy; ability to manage foreign operations and the risks involved with them, including compliance with applicable anti-corruption laws; currency exchange rate fluctuations; ability to manage global political uncertainty; terrorism and political unrest; increases in general interest rate levels and credit market volatility affecting our interest costs; competition within our industry; the ability to consummate and successfully integrate acquisitions; ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; the risk that some of our goodwill may be or later become impaired; the success and financial condition of our significant customers; dependence on information technology; ability to market new products; our ability to maintain an effective system of internal control; our ability to remediate our material weaknesses in our internal control over financial reporting; ongoing claims, lawsuits and governmental proceedings, including environmental proceedings; availability, terms and developments of capital and credit; dependence on key personnel; quality of management; ability to protect our intellectual property and the potential for intellectual property litigation; employee benefit costs; and risk associated with significant leverage. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition to the factors described in this paragraph, Part I, Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2014 contains a list and description of uncertainties, risks and other matters that may affect the Company.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs over 3,350 associates across 32 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

Exhibit A

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in thousands, except per share data)

Unaudited

	Three Months Ended		Six Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013

Net revenues	$213,041	$176,635	$416,180	$343,478
Cost of revenues	166,908	143,138	327,245	279,549

Gross profit	46,133	33,497	88,935	63,929
Gross margin	22%	19%	21%	19%
Selling, general and administrative expenses	15,998	13,425	32,636	27,758
Facility closure expenses	5,293	—	5,359	—
Goodwill impairment	951	—	951	—

Operating income	23,891	20,072	49,989	36,171

Interest expense	5,923	5,366	11,681	10,542
Other (income) expense, net	(187)	42	(51)	428

Income before income taxes	18,155	14,664	38,359	25,201
Income tax expense	6,893	5,046	13,797	8,911

Net income	$11,262	$9,618	$24,562	$16,290

Basic shares outstanding	16,531	16,331	16,506	16,287
Diluted shares outstanding	16,773	16,601	16,748	16,546

Basic earnings per share	$0.68	$0.59	$1.49	$1.00
Diluted earnings per share	$0.67	$0.58	$1.47	$0.98

Multi-Color Corporation

Selected Balance Sheet Information

(in thousands, except per share data)

Unaudited

	September 30, 2014	March 31, 2014

Current assets	$217,114	$213,424
Total assets	$943,109	$964,466
Current liabilities	$147,973	$156,431
Total liabilities	$638,313	$666,719
Stockholders’ equity	$304,796	$297,747
Total debt	$459,841	$478,202

Exhibit B

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

The Company’s non-GAAP financial measurements reported for the periods presented in this release are: core operating income, core EBITDA, core SG&A, core other (income) expense, core net income, core diluted earnings per share, core income before income taxes, and core effective tax rate. These non-GAAP financial measurements are adjusted to exclude the following non-core items: goodwill impairment losses, facility closure expenses, acquisition-related expenses, integration expenses, and loss on currency repatriation. These non-GAAP financial measures provide investors with an understanding of the Company’s operating income, EBITDA, SG&A, other (income) expense, net income, diluted EPS, and effective tax rate adjusted to exclude the effect of the non-core items identified above. EBITDA is a non-GAAP financial measure used to measure operating results, defined as earnings before interest, taxes, depreciation and amortization, and other non-operating income and expenses. We believe that these non-GAAP financial measures assist investors in making a consistent comparison of these measures for its three and six months ended September 30, 2014 compared to the results of the prior periods. In addition, management uses these non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

The following tables show adjustments made to operating income, EBITDA, SG&A expenses, other (income) expense and effective tax rate, between reported GAAP and Non-GAAP results for the three and six months ended September 30, 2014 and 2013:

Core Operating Income and Core EBITDA:

	Three Months Ended		Six Months Ended
	09/30/14 (in 000’s)	09/30/13 (in 000’s)	09/30/14 (in 000’s)	09/30/13 (in 000’s)
Operating income, as reported	$23,891	$20,072	$49,989	$36,171
Integration expenses	—	117	—	1,116
Acquisition expenses	105	300	337	682
Goodwill impairment	951	—	951	—
Facility closure expenses*	5,293	—	5,359	—

Core operating income, (Non-GAAP)	$30,240	$20,489	$56,636	$37,969

Core operating income, as a % of net revenues (Non-GAAP)	14.2%	11.6%	13.6%	11.1%

Depreciation	$7,456	$6,643	$14,807	$13,546
Amortization	2,902	2,406	5,823	4,610

Core EBITDA, (Non-GAAP)	$40,598	29,538	$77,266	$56,125

% of Revenue	19.1%	16.7%	18.6%	16.3%

*	Six months ended September 30, 2014 includes $66 incurred in the three months ended June 30, 2014

Core SG&A Expenses:

	Three Months Ended		Six Months Ended
	09/30/14 (in 000’s)	09/30/13 (in 000’s)	09/30/14 (in 000’s)	09/30/13 (in 000’s)
SG&A expenses, as reported	$15,998	$13,425	$32,636	$27,758
Integration expenses	—	(117)	—	(1,116)
Acquisition expenses	(105)	(300)	(337)	(682)

Core SG&A expenses, (Non-GAAP)	$15,893	$13,008	$32,299	$25,960

Core SG&A expenses, as a % of net revenues, (Non-GAAP)	7.5%	7.4%	7.8%	7.6%

Core Other (Income) Expense, Net:

	Three Months Ended		Six Months Ended
	09/30/14 (in 000’s)	09/30/13 (in 000’s)	09/30/14 (in 000’s)	09/30/13 (in 000’s)
Other (income) expense, net, as reported	$(187)	$42	$(51)	$428
Loss on currency repatriation, net	—	—	—	(312)

Core other (income) expense, net (non-GAAP)	$(187)	$42	$(51)	$116

Core Effective Tax Rate:

	Three Months Ended		Six Months Ended
	09/30/14 (in 000’s)	09/30/13 (in 000’s)	09/30/14 (in 000’s)	09/30/13 (in 000’s)
Income before income taxes, as reported	$18,155	$14,664	$38,359	$25,201
Non-core items	6,349	417	6,647	2,110

Core income before income taxes, (Non-GAAP)	$24,504	$15,081	$45,006	$27,311

	Three Months Ended		Six Months Ended
	09/30/14 (in 000’s)	09/30/13 (in 000’s)	09/30/14 (in 000’s)	09/30/13 (in 000’s)
Income tax expense, as reported	$6,893	$5,046	$13,797	$8,911
Income tax expense non-core items	2,076	(79)	2,141	355

Core income tax expense, (Non-GAAP)	$8,969	$4,967	$15,938	$9,266

Effective tax rate	38%	34%	36%	35%
Core effective tax rate (Non-GAAP)	37%	33%	35%	34%

For more information, please contact: Sharon E. Birkett

Vice president and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311